Investor Relations

Bruce Lancaster / CEO & CFO

NEWS RELEASE

O.I. Corporation Announces Preliminary Results of Tender Offer

College Station, Texas---August 13, 2007-O.I. Corporation (NASDAQ: OICO) announced today the preliminary results of its modified "Dutch Auction" tender offer, which expired at 5:00 p.m., New York City time, on Monday, August 6, 2007.

In accordance with the terms and conditions of the tender offer, and based on the preliminary count by the depositary for the tender offer, the Company expects to accept for purchase 300,000 shares, or approximately 10% of its currently outstanding common stock, at a price of $14.50 per share for an aggregate repurchase price of approximately $4.4 million.

Shareholders who deposited common shares in the tender offer at or below the purchase price will have their tendered common shares purchased on a prorated basis, subject to certain limited exceptions. The proration factor for the offer will be available when final results are announced, which is expected to be later this week.

Pursuant to the offer, the Company may also purchase up to an additional 2% of its outstanding common stock, or approximately 58,186 shares. The Company expects that it will purchase additional shares where necessary to avoid creating 'odd lot' holders through the proration process. The exact number to be purchased will be available when final results are announced.

The number of shares to be purchased and the purchase price per share are preliminary. Final results for the tender offer will be determined subject to confirmation by the depositary of the proper delivery of the shares validly tendered and not withdrawn and the proration of the tendered shares. The actual number of shares to be purchased and the purchase price per share will be announced following the completion of the confirmation process. Payment for the shares accepted for purchase will occur promptly thereafter. Shareholders and investors who have questions or need information about the tender offer may contact D.F. King & Co., Inc. at 1-800-659-5550.

O.I. Corporation, dba OI Analytical, provides innovative products used for chemical analysis. The Company develops, manufactures, sells, and services analytical instrumentation that detects, measures, analyzes, and monitors chemicals in liquids, solids, and gases. The Company provides products used to digest, extract, and separate components of chemical mixtures. The Company provides application-specific solutions for the environmental, defense, pharmaceutical, food, beverage, petrochemical, chemical, semiconductor, power generation, and HVAC industries. Headquartered in College Station, Texas, the Company's products are sold worldwide by direct sales, independent sales representatives, and distributors.

This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

Visit the Company's worldwide web site at:

http://www.oico.com